UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2004

RUSSELL CORPORATION

(Exact name of registrant as specified in its charter)

Alabama	0-1790	63-0180720
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3330 Cumberland Blvd., Suite 800, Atlanta, Georgia	30339
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (678) 742-8000

Former name or former address, if changed since last report: None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 14, 2004, Russell Corporation, an Alabama corporation (“Russell”), and its wholly owned subsidiary, ADR Acquisition Corporation, a Washington corporation (“ADR”), entered into a definitive Agreement and Plan of Reorganization (the “Agreement”) with Brooks Sports, Inc., a Washington corporation (“Brooks”), and certain shareholders of Brooks (J.H. Whitney III, L.P., Whitney Strategic Partners III, L.P., and J.H. Whitney Mezzanine Fund, L.P.). The terms of the Agreement provide that Russell will acquire all of the outstanding shares of capital stock of Brooks, and options and warrants to purchase shares of capital stock of Brooks, for approximately $115 million in cash, subject to certain adjustments, and less amounts to be paid to certain lenders, advisors and employees of Brooks. In addition, a portion of the purchase price will be placed in escrow for a period of 16 months in order to secure certain post-closing obligations of the equity holders of Brooks, including their post-closing indemnity obligations.

Pursuant to the terms and conditions of the Agreement, ADR, formed for purposes of the transaction, will merge with and into Brooks, with Brooks as the surviving corporation in the merger and continuing as a wholly owned subsidiary of Russell. The transaction, which is subject to regulatory review and other customary conditions, is expected to be completed by early January 2005.

A copy of the press release of Russell dated December 14, 2004 announcing execution of the Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description
99.1	Press release issued December 14, 2004 announcing execution of Brooks Sports, Inc. acquisition agreement

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUSSELL CORPORATION

December 17, 2004	By:	/s/ Floyd G. Hoffman
Floyd G. Hoffman
Senior Vice President, Corporate Development, General Counsel and Secretary